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Exhibit 99.1

FORM OF

DIRECTOR'S SERVICE AGREEMENT

20th October, 2000

The purpose of this agreement is to set forth the terms under which            ("Director") will provide certain services on a non-exclusive basis to Southland Financial, Inc. (the "Company") as a member of the Company's Board of Directors ("Board").

1.  Responsibilities.

  1.1  Duties.  Director will assist the Company management team and Board in the usual and customary services as a member of the Company's Board, including but not limited to participation in regularly scheduled or special meetings of the directors and being available on a regular basis for consultation with the Company's management and other Directors.

  1.2  Availability.  Director will available on an as-needed basis via phone and email. Additionally, he will attend Board of Director meetings and key investor presentations.

2.  Term.  This agreement will commence on 1st October, 2000 ("Commencement Date") and will terminate on 30th September, 2002. It may be renewed by mutual agreement of the Parties on terms to be negotiated at such time.

3.  Compensation.

  3.1  Fees.  In consideration for Director's performance of his obligations under Section 1 hereof, Director shall be paid fees in the amount of $75,000 per year, accruing at the quarterly rate of $18,750 on each of January 1, April 1, July 1 and October 1 of each year commencing after the Commencement Date (the "Accrued Fees"). The Accrued Fees shall only be payable if the Board determines, in good faith and after reasonable investigation, that the Company has sufficient cash flow such that the required funds are freely available to the Company. If the Board determines that cash flow is not sufficient and/or the required funds are not freely available, then the Accrued Fees shall continue to accrue and remain outstanding, without interest, until fully paid.

  3.2  Shares.  In further consideration for Director's performance of his obligations under Section 1 hereof, as soon as practicable after the Commencement Date, the Company shall issue 1,000,000 shares of the Company's common stock in the name of the Director, such shares to be held in escrow and subsequently released therefrom to Director in eight quarterly installments of 125,000 shares each at the commencement of each quarter from the Commencement Date (i.e. on each October 1, January 1, April 1, and July 1 of each year commencing after the Commencement Date, for a period of two years), such issuance to be subject to all applicable securities laws. The Director may hold the shares either in their own names or in the name of a corporation or trust nominated by the Director.

  3.3  Options to Purchase Shares.  In further consideration for Director's performance of his obligations under Section 1 hereof, Director is hereby granted an option to purchase shares of the Company's common stock according to the terms and conditions of the Non-Qualified Stock Option Agreement attached hereto as Exhibit A. The Director may hold the shares either in their own names or in the name of a corporation or trust nominated the Director.

  3.4  Cessation of Corporation Existence.  Upon the dissolution or liquidation of the Company, the reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or the sale of substantially all the assets of the Company or of more than forty percent (40%) of the then outstanding stock of the Company to another corporation or entity, excluding specifically the Company's proposed acquisition of Gold Phoenix Associates, then all shares to which the Director is entitled under this Agreement shall, within thirty (30) days before the effective date of such dissolution or liquidation, merger or consolidation in which the Company is not the surviving corporation, or sale of assets or stock, be immediately released from escrow to the Director.

  3.5  Expenses.  The Company shall pay for all expenses, including but not limited to travel, lodging, meals, postage, telephone charges, courier service and secretarial or administrative charges, which are reasonably necessary to the performance of Director's duties hereunder.

4.  Independent Contractor.  This Agreement does not constitute a hiring by the Company. The Parties hereto are and shall remain independent contractors bound by the provisions hereof. This Agreement shall not be construed as a partnership, and neither Party hereto shall be considered the agent of the other or be liable for any obligation incurred by the other, except as provided elsewhere herein.

5.  Waiver.  No forbearance or neglect by either Party to insist upon the performance of any of the covenants herein contained shall be construed as a waiver on the part of such Party of any said covenants. A waiver of any provisions hereof, or of any neglect or breach of duty by either Party shall not be deemed a waiver of any other provision, breach of duty, or neglect.

6.  Remedies.  If Director fails to perform his duties as described herein, the Company may terminate this agreement and, upon such termination, Director shall resign from the Company's Board. Upon a Director's resignation pursuant to this Section 6 or voluntarily, the Director shall have no further obligations to the Company. The Company's obligations to Director upon his resignation shall be limited to quarterly Accrued Fees for (i) all full unpaid quarters prior to the quarter of resignation to be paid in accordance with the provisions at Section 3.1; (ii) issuance, to Director, of all vested shares for the full quarters prior to the quarter of resignation, such shares to be issued in compliance with all applicable securities laws; and (iii) the Director's rights under the Non-Qualified Stock Option Agreement.

7.  Notices.  All notices, requests, demands, and other communications contemplated hereunder shall be in writing and shall be deemed to have been given on the second day after being deposited in the United States Mail, certified, return receipt requested, with postage prepaid, addressed to the Parties or their designees at the following addresses:

      TO Director:

      TO THE COMPANY:
      Southland Financial, Inc.
      Suite 2, 25 Prospect Street, Box Hill, Victoria 3128, Australia

    Such addresses may be changed upon ten (10) calendar days' advance written notice to the other Party.

8.  Governing Law.  The laws of the State of Nevada shall govern this Agreement.

9.  Entire Agreement.  This Agreement sets forth all of the understandings between the Company and Director concerning the subject of this Agreement and there are no understandings between them other than as are herein set forth. No subsequent alteration, amendment, change, or addition to this agreement shall be binding upon the Company or Director unless reduced to writing and signed by them. Notwithstanding the above provisions of this clause, the Parties acknowledge that the Parties may be bound by other agreements not involving the subject of this Agreement or the responsibilities described herein, including but not limited to agreements to provide services as executive officers of the company. The Parties further acknowledge that although this Agreement replaces and supersedes all prior agreements involving the subject of this Agreement and the responsibilities described herein, the Director is entitled to retain certain benefits under prior service agreements, limited to 250,000 shares of the Company's common stock and accrued Directors fees at the rate of US$75,000 per annum (calculated on a pro-rata basis) up to the date of commencement of this Agreement.

10.  Arbitration.  Any dispute arising under or in connection with this Agreement shall be determined by binding arbitration before a single arbitrator in the State of Nevada, Clark County. Any such arbitration shall use the rules of arbitration then in effect for the Court of general jurisdiction in Clark County (except the rules pertaining to appeal). If the Parties cannot agree on an arbitrator, one shall be appointed by the Presiding Judge of the court of general jurisdiction of Clark County. If the Parties mutually agree, arbitration may be held in accordance with the rules of any commercial arbitration program then conducting civil arbitrations. Arbitration shall commence within sixty (60) days after initiation by either Party. The Parties shall conduct discovery in accordance with the Federal Rules of Civil Procedure, subject to limitation by the arbitrator to secure just and efficient resolution of the dispute. If the amount in controversy exceeds $10,000.00, the arbitrator's decision shall include a written statement specifying the basis for and computation of any monetary award. Judgment upon the arbitration award shall be entered in the court of general jurisdiction in the county in which the arbitration was commenced. The arbitrator shall award costs and attorneys' fees to the prevailing party on any arbitration proceeding.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

      By:

      [Director]

      By:

                                        , Director
      Southland Financial, Inc.

      By:

                                        , Director
      Southland Financial, Inc.

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FORM OF DIRECTOR'S SERVICE AGREEMENT 20th October, 2000